EXHIBIT 99.1

Cinedigm Corp. Announces Receipt of NASDAQ Staff Determination;
Company to Request Hearing and May Effect Previously Authorized Reverse Stock Split

Los Angeles, CA, December 16, 2015 - Cinedigm Corp. (NASDAQ: CIDM) (the "Company") today announced that on December 10, 2015, the Company received a letter from the Nasdaq Staff indicating that the Company had not regained compliance with the $1.00 per share bid price requirement for continued listing on The Nasdaq Global Market by the end of the previously granted compliance period, which expired on December 7, 2015. As a result, the Company would be subject to delisting unless it timely requests a hearing before a Nasdaq Listing Qualifications Panel (the "Panel").  Based on the foregoing, the Company intends to timely request a hearing before the Panel at which it will present its plan of compliance and request a further extension of time.  The Panel has the discretion to grant the Company up to an additional 180 calendar days from December 10, 2015 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.
There can be no assurance that the Panel will ultimately grant an extension of the compliance period. However, the Company has already obtained the approval of its stockholders empowering the Board to effect a reverse stock split sufficient to regain compliance with the Bid Price Rule. The Board of Directors intends to effectuate such a reverse split promptly if it becomes clear that the continued listing of the Class A common stock cannot otherwise be assured.
About Cinedigm
Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television. The company's library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.

Additionally, given Cinedigm's infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm's first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company's third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.
Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. [CIDM-G]
Contact:
Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com